EMPLOYMENT AGREEMENT FOR AN INDEFINITE PERIOD

THE UNDERSIGNED:

PLANTRONICS B.V., having its offices at Southpoint, Building C, Scorpius 140 2132 LR in Hoofddorp, the Netherlands, hereinafter referred to as “the Employer”,

And

Mr Philip Vanhoutte, who resides at [ ], hereinafter referred to as “the Executive”;

WHEREAS:

a)	The Executive has been employed by Plantronics Limited as Managing Director (“statutair directeur”) as of 22 September 2003;

b)
The Executive has been appointed as Managing Director of the Employer by Shareholders’ resolution in accordance with the Articles of Association of the Employer effective as of 13 September 2013. The Executive has accepted this appointment;

c)	The Employer wishes to enter in a new employment agreement with the Executive as from 13 September 2013 in order to fully outline all current employment conditions;

d)	The earlier years of service with Plantronics Limited will be taken into account and the length of service will therefore remain the same.

AGREE AS FOLLOWS:

Article 1:    Commencement, Duration, and Termination

1.
The employment shall commence on 13 September 2013 for an indefinite period. However, previous period of employment with Plantronics Limited as of 22 September 2003, will count as continuous employment.

2.
The employment agreement can be terminated by either party, with due observance of the statutory notice period, six months for the Executive (equalling twelve months for the Employer) effective as per the end of the calendar month. Notice may be given in writing only.

3.
The Employer and the Executive have agreed in advance that the Executive envisages having this employment agreement ended further to prior notice of termination being given by the Executive and effective on the first day of the month in which the Executive reaches the age of 65. In default of such notice by the Executive or other agreement between the parties, this employment agreement will in any case end without any prior notice of termination being required on the day that the Executive reaches the age on which on the basis of the General Old Age Pensions Act ("AOW") the right to Dutch state pension ("AOW-pensioen") rises and every change in legislation with regard to the Dutch state pension age extends to and is applicable to this provision.

Article 2:    Position

1.
Within the framework of this employment, the Executive will hold the position of Managing Director (“statutair directeur”) of the Employer in charge of, inter alia, Europe and Africa and he will provide Director Services to the Employer within Europe and Africa.

2.
The Executive shall carry out his duties to the best of his ability and with due observance of the obligations imposed by law, by the Articles of Association of the Employer and in any board regulation as such regulation will apply from time to time.

3.
The aforementioned duties may be changed by the Employer upon kindly prior notice to the Executive. The Executive agrees to devote his best efforts, attention and abilities to the business and the affairs of the Employer. The Executive shall at all times, observe the best interests of the Employer and its affiliated group companies.

4.	The Executive covenants that he shall also perform duties other than the ones which are considered his usual duties if such performance may be reasonably expected from him.

5.
Absent the Employer’s prior written consent, the Executive shall not perform any other work whether paid or unpaid during his employment term, nor shall he, alone or with others, directly or indirectly, establish or conduct a business which directly competes with the Employer’s business, whatever its form, or take any financial interest in or perform work gratuitously or for remuneration for such a business.

Article 3:    Working hours and work place

1.	The Executive shall carry out the work during 40 hours a week, but is willing to carry out work beyond the number of working hours set if such is required on the basis of his duties.

2.
The Executive shall not be entitled to receive any additional remuneration for work outside the normal working hours and acknowledges that the salary is sufficient and full compensation for the performance of all his duties and activities. The salary and other allowances as mentioned in this employment agreement for that reason include all payments for the performance of the duties and activities of the Executive.

3.
The Executive shall perform his work at the Employer's establishment in Hoofddorp. The Employer shall be entitled to relocate the work place, if the Employer’s interest so require. The Parties recognise that the position of the Executive under this agreement requires working and/or (extensive) travelling abroad.

Article 4:    Salary

1	The Executive shall receive a gross annual salary of €261.600,-

2	This is made up of annual base salary of €242.222,16,- paid in 12 monthly instalments of €20.185,18 and a holiday allowance of 8% €19.377,77] paid as one lump sum payment in the month of May

3	If the Executive performed work during only a part of the year, the holiday allowance shall be calculated and paid proportionately.

Article 5:    Holiday

1	The Executive shall be entitled to 25 days holiday a year, which the Executive shall take in consultation with and after approval by the Employer.

2	The right to holiday shall proportionally accrue to the duration of employment within the current year.

3	In principle, holidays must be taken in the same calendar year in which they accrue.

Article 6:    Health insurance

1.
Plantronics has a Company Health Insurance currently administered by Avero. Executives are required to join the Company Health Insurance plan upon commencement of employment. Further detail can be obtained from the HR department.

2.
In the case of another health insurance, the inclusion date to join the collective health insurance shall be the earliest of the commencement of employment or the first expiration date of the own health insurance. In that event, the Employer will reimburse the cost of insurance to the level of the collective health insurance.

3.	If the Executive will not join the Company Health Insurance he will get a refund for the basic insurance only up to the cost of €368.36,-/year.

Article 7:    Illness and incapacity for work

1	If the Executive is ill or unable to perform work for any other reason, he shall be obliged to inform the Employer of illness before 9:30a.m on the first day of absence.

2
If the Executive is unable to perform his work as a result of illness, he shall remain entitled to 100% of his last earned salary during the first 52 weeks of the 104 week period referred to in Section 7:629 subsection Dutch Civil Code. During the last 52 weeks of said period the Employer shall, in accordance with Section 7:629 subsection 1 DCC, continue to pay 70% of the Executive’s last earned gross monthly salary (up to 70% of the maximum daily wage), unless the illness was caused intentionally by him/her or ensued from an infirmity in respect of which he intentionally gave the Employer false information when he entered in the employment agreement, in the event he causes an obstruction of or delay in the recovery process, or if the Executive despite being able to do so - refuses to perform other suitable work for his own Employer or - with approval of the Social Security Institution - for another employer.

3
Paragraph 7.2, however, only applies if and to the extent that pursuant to the requirements of Section 7:629 paragraph 3 up to and including 7, and paragraph 9DCC, the Employer is under the obligation to continue payment of wages in accordance with Section 7:629 DCC.

4
Any obligation of the Employer to continue payment of wages in accordance with Section 7:629 DCC shall cease if and when the illness exceeds 104 weeks or if and when this employment agreement is validly terminated, whichever comes first.

5	In the event of illness for a period, uninterrupted or otherwise, of more than one month, the Executive shall, until he resumes all or part of his work, lose his right to:

•	expense allowance

•	travel expense allowance

6	The Executive shall strictly comply with the rules and guidelines which have been communicated to him by or on behalf of the Employer.

Article 8:    Pension scheme

1.
The Executive is entitled to participate in the Employer’s collective pension plan. This pension plan is currently administered by ZwitserLeven. Full details of the plan can be obtained from the HR Department.

Article 9:    Disability Insurance and Director’s & Officer’s insurance

1.
The Executive is entitled to participate in the Employer’s collective Disability plan. This Disability plan is currently administered by Avero. Full details of the plan can be obtained from the HR Department.

2.	The Employer will maintain a Director’s and Officer’s insurance policy, which shall provide coverage for the Executive in his capacity as Managing Director.

Article 10:    Intellectual property

1
All intellectual property rights including but not limited to patent rights, design rights, copyrights and related rights, database rights and trademark rights, arising from the work performed by the Executive under his employment agreement shall be exclusively and immediately vested in the Employer. The Executive shall not be allowed to independently disclose, multiply, use, manufacture, bring on the market or sell, lease, deliver or otherwise trade, offer on behalf of any third party, or commission the registration of the results of this work.

2
Insofar as the rights specified hereinafter are not vested in the Employer by operation of law on the grounds of the employment relationship between the parties, the Executive covenants that he shall transfer and insofar as possible, hereby transfers to the Employer any intellectual property rights of any nature in or arising from work performed by the Executive in the discharge of his duties both in the Netherlands and abroad.

3	The Executive acknowledges that his salary includes reasonable compensation for this waiver of intellectual property rights.

Insofar as the intellectual property rights are not capable of being transferred and insofar permitted by law, the Executive hereby waives any intellectual property rights, including the personal rights that may be waived (such as the right to have one’s name stated).

Article 11:    Confidentiality

1.
Neither during his/her employment nor upon termination thereof shall the Executive inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by the Employer or its affiliated companies including but not limited to technical, financial and business information and models, names of potential clients or partners, proposed transactions, reports, plans, market prognoses, computer software, databases, data, technical knowledge or other confidential proprietary information concerning the Employer’s business, which the Executive could reasonably have known were not intended for third parties, regardless of whether such information includes any reference to its confidential nature or ownership, and how the Executive learned of the particulars.

2.
In addition, the Executive shall not copy, compile, merge, assemble or process information (other than for the benefit of the Employer within the scope of the normal work), products or systems of the Employer or dissemble, reproduce or decompile the source code of the computer software embedded in those products or systems or attempt to deduce the source code of such software in any other manner.

3.
Any violation of the obligation to maintain confidentiality as set forth in paragraph 1 shall carry a penalty of EUR 25,000 immediately due and payable by the Executive to the Employer, without prejudice to the Employer’s right to claim full damages instead.

Article 12:	Anti competition clause

1.
Within the Europe and Africa region and for a period of one (1) year after the termination of the employment agreement, the Executive shall not, without the prior written consent of the Employer, engage in any activities that compete, directly or indirectly, in any way whatsoever, with the Employer, its customers or a company affiliated to it and the Executive shall not establish, conduct (alone or with others) or cause the conduct of any competing business or take any interest in or be employed in any way whatsoever, whether or not for consideration by such business.

2.
For a period of 1 (one) year after the termination of the employment agreement, the Executive shall not, without the prior written consent of the Employer, induce employees of the Employer or of a company affiliated with it to terminate their employment agreements, in order to compete in any way whatsoever with the Employer or a company affiliated with it.

3.
For each violation of any of the prohibitions set forth above, the Executive shall forfeit to the Employer, immediately due and payable, a penalty of EUR 25,000 for each breach and 5,000 for each day that such breach continues, without prejudice to the Employer’s right to claim full damages. The Parties agree that such sums will be donated to a not-for-profit organisation.

4.	Upon each breach of any of the above prohibitions, the periods stated in paragraphs 1 and 2 will be extended by the duration of the breach.

5.	Paragraphs 3, 4 and 5 of Section 7:650 of the Dutch Civil Code do not apply to this employment agreement.

Article 13: Telecommunications, E-mail, the Internet and Software

1.
In principle, the Executive is allowed to use the Employer’s telecommunication systems including e-mail for business purposes only. The Executive is also entitled to use the telecommunications system for purposes other than business, i.e., to send and receive personal messages both inside and outside the company, provided that such use does not negatively affect his/her daily activities and the applicable social standards are observed.

2.
The Executive must use the Internet in a sensible manner. He/she is prohibited from visiting, inter alia, pornographic or racist sites. In addition, the Executive may not upload or download unauthorized software from the Internet or other media.

3.	The Employer may conduct random checks on the Executives’ e-mail and use of the Internet in a proper manner.

4.	The Executive may not install and/or keep his own software on his personal computer. Computer programs may be installed by the Automation Department only with the approval of that Department.

5.
Employees who improperly use the e-mail system or the Internet, or who install and/or keep their own software on their personal computers, will be officially warned by the Employer. In the event of subsequent offences, the Employer will be entitled to take disciplinary measures against the employee or employees in question, including terminating the employment agreement.

Article 14: Policies and Procedures

1.	Employees are expected to be aware of and comply with all Company policies and procedures. Failure to do so could be subject to disciplinary procedures.

2.	In conjunction with this agreement employees are also bound by the terms and conditions contained in Plantronics Employees’ Handbook for the Netherlands.

3.
On termination of employment the Executive, by signatory of this agreement, hereby gives authorization for Plantronics to access his IT account. Such access is required to enable Plantronics to continue any outstanding work or project that the terminated Executive may be working on at the time of leaving.

Article 15: Property

1.
The Executive acknowledges that all files, customer records, lists, books, records, literature, products and work products developed by him in the course of his employment with the Employer, and other materials owned by the Employer or used by it in connection with the conduct of its business shall at all times remain the sole property of the Employer.

2.
Upon the termination of the Executive's employment (for whatever reason) the Executive will promptly and without unreasonable delay return to the Employer all documents (including copies or summaries and whether in eye readable or machine readable form), software, hardware, books, office equipment, keys, security passes, credit or charge cards, company car and any other property belonging to the Employer. In any event, the return of company property must take place by no later than any date specified to the Executive at the time by the Employer. The Executive also undertakes to return to the Employer forthwith any such property that may come into his possession or control after the termination of his employment.

3.
It is the Executive's responsibility to return company property by no later than any date specified by the Employer. The Executive hereby agrees that a failure to do so will entitle the Employer to withhold the whole or any part of any wages due from the Employer to the Executive up to the current market value of the property not returned, i.e. based on the value of the property at the time that it is not returned and not on a replacement cost basis. The Employer also reserves the right to issue civil proceedings against the Executive for breach of agreement and/or trespass to goods to the extent that any outstanding wages withheld do not cover the current market value of the property not returned.

Article 16:	Governing Law

1.	The law of the Netherlands shall govern this agreement and any associated appendices/schedules.

2.
If any Court or other competent authority holds or finds any provision of this Agreement to be void or unenforceable in whole or in part, this Agreement shall continue to be valid as to the other provisions or the unaffected parts.

This Agreement has been drawn up in duplicate originals and signed in Hoofddorp on the following date:

Date……………………………………..…………………Date…………………………………………………….

EXECUTIVE…………………………………….………..EMPLOYER …………………………………………..
Philip Vanhoutte